EXHIBIT 99.1

RITA MEDICAL SYSTEMS RAISES $9 MILLION IN
PRIVATE PLACEMENT OF COMMON STOCK

MOUNTAIN VIEW, CA (January 27, 2003) . . . RITA Medical Systems, Inc. (Nasdaq:RITA) announced today that it has completed a private placement of common stock to a group of institutional investors, raising approximately $9 million in gross proceeds. The transaction involved the sale of 2,045,453 newly issued shares of RITA common stock at a price of $4.40 per share. Neither preferred stock nor warrants were issued in connection with the transaction. Wells Fargo Securities, LLC served as lead placement agent for the transaction.

Don Stewart, RITA’s Chief Financial Officer, said that the funds raised will be used primarily to fund the Company’s growth initiatives for expanding its core liver and bone business while pursuing commercialization of its products for other applications and for other working capital needs.

“We believe that this round of funding significantly strengthens our balance sheet and will give us additional capital to execute our plans as we drive towards profitability,” Stewart added.

Stewart also reaffirmed the company’s previous guidance of sales for the fourth quarter of $3.5 to $4.0 million and noted that the company plans to announce its results for the fourth quarter and full year ended December 31st, 2002 on Wednesday, January 29th. Details regarding the timing of the expected press release and conference call as well as webcast information will be available shortly.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The shares issued in the private placement have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements. RITA has agreed to file a registration statement covering the resale of the shares.

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for patients with solid cancerous or benign tumors. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. While the Company’s current focus is on liver cancer and metastatic bone cancer, the Company believes that its minimally invasive technology may in the future be applied to other types of tumors, including tumors of the lung, breast, uterus, prostate and kidney. The Company has received regulatory clearance in major markets worldwide, including the United States. In March 2000, RITA became the first radiofrequency ablation company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The Company has sold over 40,000 of its disposable devices throughout the world.

The statements in this news release related to the company’s future financing needs, achieving profitability and its plans to extend its technology to applications beyond the liver are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these and other risks is included in the Company’s filings with the Securities and Exchange Commission.

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